EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-174444 and No. 333-190371 on Form S-8, of our reports dated April 25, 2014, relating to the consolidated financial statements and financial statement schedule of Qihoo 360 Technology Co. Ltd., and its subsidiaries, variable interest entities and variable interest entities’ subsidiaries (collectively, the “Group”) as of December 31, 2012 and 2013, and for the years ended December 31, 2011, 2012 and 2013, and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Qihoo 360 Technology Co. Ltd. for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 25, 2014